Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JANUARY 4, 2019

HURCO REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL 2018

INDIANAPOLIS, INDIANA – January 4, 2019 — Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the fourth fiscal quarter and fiscal year ended October 31, 2018. Hurco recorded net income of $8,302,000, or $1.22 per diluted share, for the fourth quarter of fiscal 2018 compared to net income of $6,702,000, or $1.00 per diluted share, for the corresponding period in fiscal 2017. For fiscal 2018, Hurco reported net income of $21,490,000, or $3.15 per diluted share, compared to $15,115,000, or $2.25 per diluted share, for fiscal 2017.

Sales and service fees for the fourth quarter of fiscal 2018 were $83,051,000, an increase of $7,120,000, or 9%, compared to the corresponding prior year period and included an unfavorable currency impact of $597,000, or 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for fiscal 2018 were $300,671,000, an increase of $57,004,000, or 23%, compared to fiscal 2017, and included a favorable currency impact of $10,486,000, or 4%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Michael Doar, Chief Executive Officer, stated, “This has been a truly special year for Hurco. So many milestones have been achieved this year – the culmination of strategic plans created several years ago. The focus has been to acquire and develop strong brands, improve market penetration in all geographic regions, and improve returns for our shareholders with a sustained commitment to maintaining a strong balance sheet and cash flow. Highlights of the financial milestones achieved this year include exceeding $300 million in sales, $33 million in operating income, and $3 per diluted share. Highlights of product milestones include a broad product offering for each of our brands that partners well with automation and emphasizes our ability to innovate solutions for customers who have both simple and complex machining requirements. This year, we continued to build upon our reputation in mature Hurco machine tool markets, such as the U.S., Germany, France, Italy and the United Kingdom, while establishing more of a presence and reputation in key target markets, such as China, India and smaller Asian Pacific countries. The brands we have acquired over the last several years, LCM/Milltronics/Takumi, each had their best sales year since acquisition and made important contributions to the overall growth in all geographic regions. This has been a remarkable way to celebrate 50 years of innovation and we are grateful to our customers, employees, directors, and shareholders for their continued dedication and support.”

The following table sets forth net sales and service fees by geographic region for the fourth quarter and fiscal year ended October 31, 2018 and 2017 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
			$	%			$	%
	2018	2017	Change	Change	2018	2017	Change	Change
Americas	$28,741	$23,597	$5,144	22%	$90,902	$75,540	$15,362	20%
Europe	45,492	42,714	2,778	7%	166,202	133,671	32,531	24%
Asia Pacific	8,818	9,620	(802)	-8%	43,567	34,456	9,111	26%
Total	$83,051	$75,931	$7,120	9%	$300,671	$243,667	$57,004	23%

Sales in the Americas for the fourth quarter of fiscal 2018 increased by 22%, compared to the corresponding period in fiscal 2017, due primarily to increased sales volume of Hurco and Takumi machines following the International Manufacturing Technology Show held in September 2018. Sales in the Americas for fiscal 2018 increased by 20% compared to fiscal 2017, due primarily to improved U.S. market conditions and increased demand from U.S. customers for the Hurco and Milltronics product lines. The increase in sales year-over-year for both periods was attributable to an increased sales volume of vertical milling and lathe machines from all product lines (Hurco, Milltronics and Takumi).

European sales for the fourth quarter of fiscal 2018 increased by 7%, compared to the corresponding period in fiscal 2017, and included an unfavorable currency impact of less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. European sales for fiscal 2018 increased by 24%, compared to fiscal 2017, and included a favorable currency impact of 7%, when translating foreign sales to U.S. dollars for financial reporting purposes. The increases in European sales for the fourth quarter and for fiscal 2018 were primarily due to increased customer demand for Hurco and Takumi machines in Germany, France and the United Kingdom, as well as increased customer demand for electro-mechanical components and accessories manufactured by our wholly-owned subsidiary, LCM Precision Technology S.r.l. (“LCM”).

Asian Pacific sales for the fourth quarter of fiscal 2018 decreased by 8%, compared to the corresponding period in fiscal 2017, and included a negative currency impact of 4%, when translating foreign sales to U.S. dollars for financial reporting purposes. The reduction in Asian Pacific sales primarily resulted from a reduction in customer demand for Takumi vertical milling machines in China, partially offset by increased customer demand for Hurco vertical milling and lathe machines in China, Southeast Asia and India. Asian Pacific sales for fiscal 2018 increased by 26%, compared to fiscal 2017, and included a favorable currency impact of 3%, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase in Asian Pacific sales for fiscal 2018 was primarily attributable to increased customer demand for Hurco and Takumi machines in all Asian Pacific countries, particularly in China, the largest market for consumption of machines tools in the world.

Orders for the fourth quarter of fiscal 2018 were $73,023,000, a slight decrease of $657,000, or 1%, compared to the corresponding period in fiscal 2017, and included a negative currency impact of $71,000, or less than 1%, when translating foreign orders to U.S. dollars. Orders for fiscal 2018 were a record $305,845,000, an increase of $45,236,000, or 17%, compared to fiscal 2017, and included a favorable currency impact of $13,814,000, or 5%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the fourth quarter and fiscal year ended October 31, 2018 and 2017 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
			$	%			$	%
	2018	2017	Change	Change	2018	2017	Change	Change
Americas	$31,255	$26,526	$4,729	18%	$94,160	$85,070	$9,090	11%
Europe	35,421	36,881	(1,460)	-4%	170,366	137,622	32,744	24%
Asia Pacific	6,347	10,273	(3,926)	-38%	41,319	37,917	3,402	9%
Total	$73,023	$73,680	$(657)	-1%	$305,845	$260,609	$45,236	17%

Orders in the Americas for the fourth quarter and fiscal 2018 increased by 18% and 11%, respectively, compared to the corresponding periods in fiscal 2017. These increases were largely attributable to improved customer demand for Hurco and Takumi vertical milling and lathe machines.

European orders for the fourth quarter of fiscal 2018 decreased by 4%, compared to the corresponding period in fiscal 2017, and included a favorable currency impact of 1%, when translating foreign orders to U.S. dollars. The year-over-year reduction in fourth quarter orders was due primarily to a decrease in customer demand for Hurco vertical milling and lathe machines in the United Kingdom. European orders for fiscal 2018 increased by 24%, compared to fiscal 2017, and included a favorable currency impact of 9%, when translating foreign orders to U.S. dollars. The year-over-year increase in European orders was largely driven by increased customer demand for Hurco and Takumi vertical milling and lathe machines in Germany and France, as well as increased demand for electro-mechanical components and accessories manufactured by LCM.

Asian Pacific orders for the fourth quarter of fiscal 2018 decreased by 38%, compared to the corresponding prior year period, and included a negative currency impact of 3%, when translating foreign orders to U.S. dollars. The year-over-year decrease in Asian Pacific orders was driven primarily by a reduction in customer demand for Hurco and Takumi machines in China. Asian Pacific orders for fiscal 2018 increased by 9%, compared to fiscal 2017, and included a favorable currency impact of 3%, when translating foreign orders to U.S. dollars. The year-over-year increase in Asian Pacific orders was largely due to increased customer demand for Hurco vertical milling machines in India, China and Southeast Asia.

Gross profit for the fourth quarter of fiscal 2018 was $27,851,000, or 34% of sales, compared to $23,370,000, or 31% of sales, for the corresponding prior year period. Gross profit for fiscal 2018 was $91,806,000, or 31% of sales, compared to $70,564,000, or 29% of sales, for fiscal 2017. The year-over-year increase in gross profit as a percentage of sales reflected increased machine sales across all three regions and product lines and the favorable impact of foreign currency translation compared to the corresponding prior year period.

Selling, general and administrative expenses for the fourth quarter of fiscal 2018 were $16,564,000, or 20% of sales, compared to $14,385,000, or 19% of sales, in the corresponding period in fiscal 2017, and included a favorable currency impact of $214,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general and administrative expenses for fiscal 2018 were $58,010,000, or 19% of sales, compared to $49,661,000, or 20% of sales, in fiscal 2017, and included an unfavorable currency impact of $1,326,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year increases in selling, general and administrative expenses were driven by increased expenses for trade shows, global sales and marketing, employee incentive compensation and the unfavorable impact of foreign currency translation compared to the corresponding prior year period.

The effective tax rates for the fourth quarter and fiscal 2018 were 22% and 34%, respectively, compared to 25% and 27% in the corresponding prior year periods. The year-over-year decrease in the effective tax rate for the fourth quarter of fiscal 2018 principally resulted from a shift in geographic mix of income and loss among tax jurisdictions and the impact of a lower U.S. income tax rate compared to the prior year. The year-over-year increase in the effective tax rate for fiscal 2018 was primarily attributable to one-time charges of $2,757,000 related to the Tax Cuts and Jobs Act that was enacted in December 2017. The impact of these one-time charges increased the effective tax rate by approximately 39% for the first quarter of fiscal 2018.  Excluding the impact of these charges, earnings per diluted share would have been $0.41 higher than the earnings per diluted share we reported for fiscal 2018.

Cash and cash equivalents totaled $77,170,000 at October 31, 2018, compared to $66,307,000 at October 31, 2017. Working capital was $194,632,000 at October 31, 2018 compared to $175,526,000 at October 31, 2017. The increase in working capital was mostly driven by an increase in cash and inventories, partially offset by an increase in accounts payable.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives, including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland
Executive Vice President, Secretary, Treasurer, & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share data)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2018	2017	2018	2017
	(unaudited)
Sales and service fees	$83,051	$75,931	$300,671	$243,667
Cost of sales and service	55,200	52,561	208,865	173,103
Gross profit	27,851	23,370	91,806	70,564
Selling, general and administrative expenses	16,564	14,385	58,010	49,661
Operating income	11,287	8,985	33,796	20,903
Interest expense	26	25	100	91
Interest income	81	9	189	41
Investment income	159	53	339	138
Other expense, net	860	82	1,728	275
Income before taxes	10,641	8,940	32,496	20,716
Provision for income taxes	2,339	2,238	11,006	5,601
Net income	$8,302	$6,702	$21,490	$15,115
Income per common share
Basic	$1.24	$1.01	$3.19	$2.27
Diluted	$1.22	$1.00	$3.15	$2.25
Weighted average common shares outstanding
Basic	6,719	6,635	6,700	6,615
Diluted	6,792	6,723	6,771	6,680

OTHER CONSOLIDATED FINANCIAL DATA

	Three Months Ended October 31,		Twelve Months Ended October 31,
Operating Data:	2018	2017	2018	2017
	(unaudited)
Gross margin	34%	31%	31%	29%
SG&A expense as a percentage of sales	20%	19%	19%	20%
Operating income as a percentage of sales	14%	12%	11%	9%
Pre-tax income as a percentage of sales	13%	12%	11%	9%
Effective tax rate	22%	25%	34%	27%
Depreciation and amortization	$865	$898	$3,713	$3,616
Capital expenditures	$1,289	$1,078	$5,863	$4,445

Balance Sheet Data:	10/31/2018	10/31/2017
Working capital	$194,632	$175,526
Days sales outstanding (unaudited)	47	46
Inventory turns (unaudited)	1.6	1.5
Capitalization
Total debt	$1,434	$1,507
Shareholders' equity	222,853	203,085
Total	$224,287	$204,592

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	October 31,	October 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$77,170	$66,307
Accounts receivable, net	54,414	50,094
Inventories, net	137,609	119,948
Derivative assets	3,085	596
Prepaid expenses	7,332	7,913
Other	1,825	1,557
Total current assets	281,435	246,415
Property and equipment:
Land	868	841
Building	7,352	7,352
Machinery and equipment	26,840	25,652
Leasehold improvements	3,801	3,503
	38,861	37,348
Less accumulated depreciation and amortization	(25,902)	(25,167)
Total property and equipment	12,959	12,181
Non-current assets:
Software development costs, less accumulated amortization	7,452	6,226
Goodwill	2,377	2,440
Intangible assets, net	938	1,076
Deferred income taxes	2,234	2,339
Investments and other assets, net	8,012	7,131
Total non-current assets	21,013	19,212
Total assets	$315,407	$277,808

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$57,518	$47,638
Derivative liabilities	2,020	1,732
Accrued payroll and employee benefits	14,032	11,210
Accrued income taxes	5,180	2,362
Accrued expenses	4,122	4,668
Accrued warranty	2,497	1,772
Short-term debt	1,434	1,507
Total current liabilities	86,803	70,889
Non-current liabilities:
Accrued tax liability	2,194	117
Deferred credits and other obligations	3,557	3,717
Total non-current liabilities	5,751	3,834
Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,891,508 and 6,799,006 shares issued; and 6,723,160 and 6,641,197 shares outstanding, as of October 31, 2018 and October 31, 2017, respectively	672	664
Additional paid-in capital	64,185	61,344
Retained earnings	167,859	149,267
Accumulated other comprehensive loss	(9,863)	(8,190)
Total shareholders' equity	222,853	203,085
Total liabilities and shareholders' equity	$315,407	$277,808